UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 23, 2007 (July 20, 2007)
TETON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-31679 (Commission File No.)	84-1482290 (IRS Employer Identification No.)
410 17th Street, Suite 1850
Denver, CO 80202
(Address of principal executive offices, including zip code)
(303) 565-4600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
     On July 20, 2007, Teton Energy Corporation (the “Company”) issued a press release stating that it had received commitments from a select group of investors through a placement agency agreement to purchase an aggregate of 964,060 shares of its common stock, at a price of $5.05 per share, for gross proceeds of approximately $4.9 million, before fees and expenses. The offering also includes 337,421 warrants with an exercise price of $6.06 per share with a five year term.
     The closing is expected to occur on or before July 25, 2007. Ferris, Baker Watts, Incorporated acted as lead placement agent, with Commonwealth Associates, L.P. as co-placement agent for the offering.
     A copy of the press release announcing the offering is attached hereto as Exhibit 99.1.
     On July 23, 2007, the Company issued an additional press release announcing that on July 19, 2007, BNP Paribas increased the Company’s borrowing base to $10 million from $6 million on its senior credit facility. The borrowing base was increased to $6 million on March 12, 2007.
     A copy of the press release announcing the increased borrowing base is attached hereto as Exhibit 99.2
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 20, 2007

99.2	Press Release dated July 23, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: July 23, 2007	TETON ENERGY CORPORATION
	By:	/s/ Karl F. Arleth
Karl F. Arleth
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 20, 2007

99.2	Press Release dated July 23, 2007